Exhibit 99.1

Name and Address of Additional Reporting Persons:

Mr. Carlos Slim Helú, Mr. Carlos Slim Domit, Mr. Marco Antonio Slim Domit, Mr. Patrick Slim Domit, Ms. María Soumaya Slim Domit, Ms. Vanessa Paola Slim Domit and Ms. Johanna Monique Slim Domit (collectively, the “Slim Family”), each with the following address:

Paseo de Las Palmas #736
Colonia Lomas de Chapultepec
11000 Ciudad de México, México

Explanation of Responses:

Beneficial Ownership

As of the date of this filing, (i) Control Empresarial de Capitales S.A. de C.V. (“Control Empresarial”) owns 73,842,723 shares of Class A Common Stock, $0.0001 par value per share (the “Class A Common Shares”) and (ii) the Slim Family, which are beneficiaries of a Mexican trust that in turn owns all of the issued and outstanding voting equity securities of Control Empresarial, may be deemed to beneficially own indirectly the Class A Common Shares beneficially owned by Control Empresarial. The Class A Common Shares beneficially owned by Control Empresarial constitute approximately 36.0% of the 205,061,550 Class A Common Shares issued and outstanding, which is the sum of (i) 141,942,905 shares of Class A Common Stock outstanding as of March 17, 2026, as disclosed in the Issuer’s Annual Report on Form 10-K filed with the SEC on March 18, 2026 and (ii) 63,118,645 shares of Class A Common Stock issued by the Issuer to Control Empresarial upon exchange of the Paired Interests (as defined above) held by Control Empresarial on the Transaction Date (as defined above). As a result, the Slim Family may also be deemed to beneficially own approximately 36.0% of the 205,061,550 Class A Common Shares issued and outstanding, which is the sum of (i) 141,942,905 shares of Class A Common Stock outstanding as of March 17, 2026, as disclosed in the Issuer’s Annual Report on Form 10-K filed with the SEC on March 18, 2026 and (ii) 63,118,645 shares of Class A Common Stock issued by the Issuer to Control Empresarial upon exchange of the Paired Interests (as defined above) held by Control Empresarial on the Transaction Date (as defined above).

Signature Page

Carlos Slim Helú

Carlos Slim Domit	By:	/s/ Victor Manuel Gutierrez Lopez
Victor Manuel Gutierrez Lopez
Marco Antonio Slim Domit		Attorney-in-Fact*
April 30, 2026
Patrick Slim Domit

María Soumaya Slim Domit

Vanessa Paola Slim Domit

Johanna Monique Slim Domit

CONTROL EMPRESARIAL DE CAPITALES S.A. DE C.V.

By: Víctor Manuel Gutierrez Lopez Title: Attorney-in-Fact

* See the Powers of Attorney for the members of the Slim Family and Control Empresarial, which are filed as exhibits to the Schedule 13D/A filed by the Slim Family and Control Empresarial with the SEC on March 4, 2026 in connection with their beneficial ownership of shares of Class A Common Stock, $0.001 par value per share of PBF Energy Inc., are hereby incorporated herein by reference.